Exhibit 12.1

               WALDEN RESIDENTIAL PROPERTIES, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Dollars in Thousands)

                                     Three Months Ended       Nine Months Ended
                                        September 30,           September 30,
                                     ------------------       ------------------
                                      1997        1996         1997       1996
                                      ----        ----         ----       ----
Income before extraordinary
   item . . . . . . . . . . . . .   $ 6,171     $ 5,487      $18,591    $14,124
Add:
  Interest on indebtedness. . . .     5,643       5,123       15,764     14,810
  Amortization. . . . . . . . . .       201         272          612        666
                                    -------     -------      -------    -------
     Earnings . . . . . . . . . .   $12,015     $10,882      $34,967    $29,600
                                    =======     =======      =======    =======
Fixed charges and preferred
   stock dividends:
  Interest on indebtedness. . . .   $ 5,643     $ 5,123      $15,764    $14,810
  Amortization. . . . . . . . . .       201         272          612        666
                                    -------     -------      -------    -------
     Fixed charges. . . . . . . .     5,844       5,395       16,376     15,476
  Add:
     Preferred stock
        dividends (1) . . . . . .     3,690       1,409       11,109      2,693
                                    -------     -------      -------    -------
       Combined fixed charges
          and preferred stock
          dividends . . . . . . .   $ 9,534     $ 6,804      $27,485    $18,169
                                    =======     =======      =======    =======
Ratio of earnings to fixed
   charges. . . . . . . . . . . .     2.06x       2.02x        2.14x      1.91x

Ratio of earnings to fixed
   charges and preferred stock
   dividends. . . . . . . . . . .     1.26x       1.60x        1.27x      1.63x

(1) Includes preferred stock dividends on convertible equity securities and preferred stock.